Exhibit 99.1

Synaptogenix Announces $15 Million Private Placement with Existing Investors

Topline data from NIH-supported Phase 2 clinical trial for advanced AD patients expected during the current quarter

NEW YORK, November 18, 2022 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company"), an emerging biopharmaceutical company developing regenerative therapeutics for neurodegenerative disorders, today announced that it has executed a securities purchase agreement to raise gross proceeds of approximately $15 million in a private placement financing of convertible redeemable preferred stock and warrants from existing investors. The private placement financing is expected to close on November 21, 2022, subject to the satisfaction of customary closing conditions.

Alan Tuchman, M.D., Chief Executive Officer, stated, "We are excited to strengthen our balance sheet ahead of our National Institutes of Health (“NIH”) sponsored Phase 2 Alzheimer’s disease (“AD”) clinical trial results which we expect to report during this coming December."

Preferred Stock and Warrants

In a transaction with expected gross proceeds of $15 million, the Company has executed a securities purchase agreement for a private placement of preferred stock with a conversion price of $7.75 per share, subject to adjustment, and warrants to acquire up to an aggregate amount of 1,935,485 additional shares of the Company’s common stock. The warrants are exercisable immediately at an exercise price of $7.75 per share and expire five years from the date of issuance. The preferred stock conversion price and warrant exercise price of $7.75 per share represents an approximately 25% premium to yesterday’s closing share price.

The Company engaged Katalyst Securities, Inc. to serve as placement agent to the Company in connection with the private placement.

The preferred stock, along with the associated warrants, were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Accordingly, the preferred stock, warrants and underlying shares of common stock issuable upon conversion or exercise of the preferred stock and warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants issued in connection with the private placement.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synaptogenix

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated Bryostatin's regenerative mechanisms of action for the rare disease, Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs. Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com .

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the anticipated closing date of the private placement and meeting the customary closing conditions, the Phase 2 clinical trial of Bryostatin-1 and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact:

800-811-5591
ir@synaptogen.com

SOURCE Synaptogenix, Inc.